Exhibit 99.1

News
KeyCorp 127 Public Square
Confidential Final Draft	Cleveland, OH 44114

CONTACTS:	Vernon L. Patterson	Jill Arslanian
	Analysts	Media
	216.689.0520	216.828.7415
	Vernon_Patterson@keybank.com	Jill_Arslanian@keybank.com

KEY MEDIA
NEWSROOM:	www.Key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP ANNOUNCES SALE OF CHAMPION MORTGAGE
FINANCE BUSINESS
KeyCorp Redeems Capital A Securities and Sets Redemption of Capital B
Securities for December 15, 2006
CLEVELAND, December 1, 2006 — KeyCorp (NYSE: KEY) today announced the sale of the nonprime mortgage loan portfolio held by its Champion Mortgage finance business to a wholly owned subsidiary of HSBC Finance Corporation. The loan portfolio totals approximately $2.5 billion. Key also announced that it has entered into a separate agreement to sell Champion’s origination platform to an affiliate of Fortress Investment Group LLC, a global alternative investment and asset management firm.
     The sale of the loan portfolio was completed on November 29, while the sale of the origination platform is expected to close in the first quarter of 2007. Terms were not disclosed for either transaction.
     As a result of these transactions, in the fourth quarter, Key expects to take a net after-tax charge of approximately $164 million, or $0.40 per common share, due to a $170 million write-off of goodwill associated with Key’s 1997 acquisition of Champion. In 2007, Key expects to record additional pre-tax charges of approximately $25 million to $30 million related to the sale of the platform. These additional charges relate primarily to certain lease obligations, the write-off of certain fixed assets and severance expense. The Champion Mortgage finance business contributed $89 million to Key’s revenue and $20 million, or $0.05 per common share, to Key’s earnings for the first nine months of 2006.
     In August, Key announced it was exploring the sale of Parsippany, N.J.-based Champion, which provides mortgage financing and home equity loans to consumers in 26 states. With Key’s continued focus on Community Banking and relationship-oriented business, the Champion business no longer fits strategically with its longer-term business goals.

     Key also today redeemed its 7.826% Institutional Capital A securities with a face value of $350 million. The securities were redeemed at 103.9130% of face value. In addition, Key will redeem its 8.25% Institutional Capital B securities with a face value of $150 million on December 15, 2006. These securities are redeemable at 104.1250% of face value. The redemptions will result in a pre-tax charge of $24 million related to the redemption premium and write-off of unamortized issuance costs in the fourth quarter of 2006. On November 21, 2006, Key issued new Tier I qualifying enhanced trust preferred securities (KeyCorp Capital IX) with a face value of $500 million and a 6.750% coupon. The combination of the redemption and new issuance will reduce Key’s future funding costs.
     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $96 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally.
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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key’s lines of business, visit our Media Newsroom at Key.com/newsroom.